EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE OF ASSETS

AMONG

ORGANIC TO GO, INC.,

ORGANIC TO GO FOOD CORPORATION,

HIGH NOON HOLDINGS, LLC,

and

BALDUCCI’S, LLC

May 29, 2008

AGREEMENT OF PURCHASE AND SALE OF ASSETS

THIS AGREEMENT OF PURCHASE AND SALE OF ASSETS is made as of May 29, 2008, by and among HIGH NOON HOLDINGS, LLC, a Delaware limited liability company (“Company”), BALDUCCI’S, LLC, a Delaware limited liability company (“Member”), ORGANIC TO GO, INC., a Delaware corporation (“Buyer”) and ORGANIC TO GO FOOD CORPORATION, a Delaware corporation (“Parent”). Company and Member are together referred to in this agreement as “Selling Parties.” This agreement is made under the following circumstances:

A. Buyer is a wholly owned subsidiary of Parent.

B. Buyer desires to purchase from Company and Company desires to sell to Buyer, on the terms and subject to the conditions set forth in this agreement, certain business and properties of Company.

C. Selling Parties desire that this transaction be consummated on the terms and subject to the conditions of this agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this agreement, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1  SALE AND TRANSFER OF ASSETS

Subject to the terms and conditions set forth in this agreement, Company shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase from Company, all of the assets, properties, and business of Company of every kind, character, and description, whether tangible, intangible, personal, or mixed, and wherever located, including without limitation the assets described under the heading “Acquired Assets” on Schedule 1 attached to this agreement (the “Acquired Assets”), excluding the assets, property and rights described under the heading “Excluded Assets” on Schedule 1 attached to this agreement (the “Excluded Assets”).

1.2  CONSIDERATION FROM BUYER AT CLOSING

The total purchase price of the Acquired Assets shall be Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) plus the sum of: (a) the aggregate amount of the credits set forth on Section 1.2 of Schedule 1 (the “Purchase Price Credits”), (b) the actual cost to Company of Company’s inventory on hand as of the close of business on the Closing Date (as hereinafter defined) (the “Inventory Cost”), and (c) $10,000 for supplies of Company (the “Supply Cost”). As payment of such purchase price, Buyer shall deliver to Selling Parties:

1.2(a) Cash. At the Closing (as hereinafter defined) by wire transfer to an account designated in writing by Company of immediately available funds in the amount of Three Million Five Hundred Thousand Dollars ($3,500,000) plus the sum of: (a) the Purchase

Price Credits, (b) $23,408.00 (the “Closing Inventory Payment”), representing the estimated Inventory Cost as of the Closing Date, and (c) the Supply Cost.

1.2(b) Parent Common Stock. A stock certificate issued to Member (the “Stock Certificate”) representing a total number of shares of the Common Stock of Parent, par value $0.001 per share (the “Parent Shares”), equal to shares having an aggregate Market Value (as hereinafter defined) of Two Hundred Fifty Thousand Dollars ($250,000) which shall be delivered to Company within five (5) business days after the Closing Date. For purposes of this Agreement, the “Market Value” of the Parent Shares shall equal the average of the closing prices of the Parent Shares in the over the counter market (or on any national securities exchange if shares of Parent’s Common Stock are listed on a national securities exchange) during the five (5) consecutive trading days ending three (3) trading days before the Closing.

1.3  ASSUMPTION OF LIABILITIES

Buyer assumes no contracts, leases, obligations, debts or liabilities under this agreement, other than those listed on Schedule 1.3 attached to this agreement (the “Assumed Contracts”). It is expressly understood and agreed that Buyer shall not be liable for any of the contracts, leases, obligations, debts or liabilities of Company of any kind and nature, other than those listed on Schedule 1.3, if any.

1.4  INVENTORY ADJUSTMENT, PRORATIONS AND DEPOSITS

1.4(a) The Closing Inventory Payment is based on Company’s average inventory. Immediately after the close of business on the Closing Date, the parties shall determine the Inventory Cost in an agreed-upon manner. Within three (3) days after the Inventory Cost is determined, (i) if the Inventory Cost exceeds the Closing Inventory Payment, Buyer shall pay Company the difference between the Inventory Cost and the Closing Inventory Payment, and (ii) if the Closing Inventory Payment exceeds the Inventory Cost, then Selling Parties shall pay Buyer the difference between the Closing Inventory Payment and the Inventory Cost.

1.4(b) Rents, utility charges, prepaid items and other appropriate items with respect to the Acquired Assets shall be prorated as of the Closing Date under the principle that the income, expense and liabilities attributable to the Acquired Assets through 11:59 p.m. of the Closing Date shall be for the account of Company and thereafter such items shall be for the account of Buyer, and taking into account the number of days before and after the Closing Date to prorate any costs incurred during a period which includes days before and after the Closing Date. Further detail regarding the parties’ administration of this Section 1.4(b) is set forth on Schedule 1.4.

1.4(c) Within ten (10) days after the Closing, Buyer shall deliver to the landlord for the location at 1200 19th Street, N.W., Suite 105, Washington, DC (the “19th Street Landlord”) a letter of credit satisfactory to the 19th Street Landlord, or cash (via cashier’s check or wire transfer), in the amount of the letter of credit most recently provided by Selling Parties to the 19th Street Landlord (the “High Noon LC”), and ask the 19th Street Landlord to return the High Noon LC directly to Company.

1.5  ALLOCATION OF PURCHASE PRICE

The purchase price of the Acquired Assets shall be allocated as follows:

1.	Inventory	Inventory Cost plus Supply Cost
2.	Furniture, Fixtures and Equipment	$186,000
3.	Goodwill, Trade Name and Intangible Assets	$3,564,000
4.	Cash and Deposits	Purchase Price Credits
	Total Purchase Price	$3,750,000 plus Purchase Price Credits, Inventory Cost and Supply Cost

Each of the parties shall report this transaction for federal and state tax purposes in accordance with this allocation of the purchase price.

1.6  TAXES

Buyer shall pay all sales, use, and other transfer taxes arising out of the transfer of the Acquired Assets, if any, and Company shall pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes, and all other taxes of Company. Buyer shall not be responsible for any business, sales, occupation, withholding, or similar tax, or any taxes of any kind related to any period before the Closing Date.

ARTICLE 2
SELLING PARTIES’ REPRESENTATIONS AND WARRANTIES

Selling Parties, jointly and severally, represent and warrant that except as set forth in the Disclosure Schedule attached to this agreement as Schedule 2:

2.1  ORGANIZATION, STANDING AND QUALIFICATION OF COMPANY

Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all necessary powers to own its properties and to operate its business as now owned and operated by it, and is duly qualified to transact business and is in good standing in those jurisdictions in which the nature of Company’s business or of its properties makes such qualification necessary, which are the District of Columbia and Virginia.

2.2  OWNERSHIP OF COMPANY

Member is the sole member of Company.

2.3  SUBSIDIARIES

Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, business, trust, or other entity.

2.4  FINANCIAL STATEMENTS

Section 2.4 of Schedule 2 to this agreement includes the unaudited balance sheets of Company as of January 27, 2008 and January 28, 2007 together with related unaudited statements of income and retained earnings for the periods then ended (collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial position of Company as of the respective dates of the balance sheets included in the Financial Statements, and the results of its operations for the respective periods indicated, provided that (i) the Financial Statements have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and (ii) the Financial Statements include allocations of costs with Member that do not reflect the actual costs to the Company.

2.5  ABSENCE OF SPECIFIED CHANGES

Except as described in Section 2.5 of Schedule 2, since January 27, 2008, there has been no:

2.5(a) Capital expenditure by Company exceeding $25,000;

2.5(b) Material adverse change in the financial condition, liabilities, assets or business of Company taken as a whole;

2.5(c) Destruction, damage to, or loss of any asset of Company (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Company;

2.5(d) Labor trouble of any character materially and adversely affecting the financial condition, business or assets of Company;

2.5(e) Material change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Company;

2.5(f) Revaluation by Company of any of its assets;

2.5(g) Increase in the salary or other compensation payable or to become payable by Company to any of its officers, directors, or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by Company, of a bonus or other additional salary or compensation to any such person, in each case, other than in the ordinary course of business (provided that salary increases have not exceeded five percent (5%) in the aggregate);

2.5(h) Sale or transfer of any asset of Company, except in the ordinary course of business;

2.5(i) Amendment or termination of any contract, agreement, or license to which Company is a party, except in the ordinary course of business;

2.5(j) Loan by Company to any person or entity, or guaranty by Company of any loan;

2.5(k) Mortgage, pledge, or other encumbrance of any asset of Company;

2.5(l) Waiver or release of any right or claim of Company except in the ordinary course of business;

2.5(m) Commencement or notice of commencement of any civil litigation or any governmental proceeding against or investigation of Company or its affairs; or

2.5(n) Agreement entered into by Company to do any of the things described in the preceding clauses (a) through (n).

2.6  TAX RETURNS AND AUDITS

Within the times and in the manner prescribed by law, Company has filed all federal, state, and local payroll, sales, use and property tax returns required by law and has paid all such taxes, assessments, and penalties due and payable. There are no present disputes as to taxes of any nature payable by Company. All tax returns and reports filed by Company are true, correct and complete. All taxes that Company is or was required to withhold, deduct or collect have been withheld, deducted and collected and, to the extent required, have been paid to the proper government agency or other depository.

2.7  REAL PROPERTY

The Company owns no real property. A complete list of all real property leased to Company is provided in Section 2.7 of Schedule 2 to this agreement. Except as otherwise disclosed in Section 2.7 of Schedule 2, the Company has a valid and enforceable leasehold interest in all leased real property. Except as disclosed in Section 2.7 of Schedule 2, to the knowledge of the Selling Parties, each parcel of leased real property and any improvements thereon conforms in its current use and occupancy to all material zoning requirements without reliance upon a variance issued by any governmental authority or a classification of the parcel in question as a nonconforming use.

2.8  HAZARDOUS MATERIALS.

To the knowledge of Selling Parties, (a) there are no underground storage tanks located on the real property described in Section 1.3 of Schedule 2 in which any hazardous material, as defined below, has been or is being stored, nor has there been any spill, disposal, discharge or release of any hazardous material into, upon, from or over that real property or into or upon ground or surface water on that real property, and (b) there are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of that real property, or into other assets of Company, nor is there any electrical transformer, fluorescent light fixture with ballasts or other equipment containing Polychlorinated Biphenyls (PCB’s) on that real property. As used in this paragraph, “hazardous material” means any hazardous or toxic substance, material or waste that is regulated by any federal authority or by any state or local governmental authority where the substance, material or waste is located.

2.9  ENVIRONMENTAL

Except as disclosed in Section 2.9 of Schedule 2, (i) Company is in material compliance with all applicable federal, state or local environmental, health and safety statutes and regulations, (ii) Company is not the subject of any pending judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute or regulation, (iii) Company is not the subject of any known federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or other substance into the environment, (iv) Company has not filed any notice under any federal or state law indicating past or present treatment, storage or disposal of hazardous waste, or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment, nor does Company have or has it had any known problems relating to toxic or hazardous wastes, and (v) Company does not have any known contingent liability in connection with any release of any hazardous or toxic waste, substance or constituent, or other substance into the environment.

2.10  INVENTORY

The inventories of raw materials and finished goods (collectively, “Inventories”) shown on Company’s balance sheet as of January 27, 2008, included in the Financial Statements, consist of items that are usable and salable in the ordinary course of business by Company. The value of the Inventories has been determined based on the most recent cost consistent with prior years. Except for sales made in the ordinary course of business since that date, all the Inventories are the property of Company. No items are subject to any security interest, except for Permitted Liens or as set forth in Section 2.10 of Schedule 2.

2.11  OTHER TANGIBLE PERSONAL PROPERTY

The books and records of Company contain a complete and accurate description in all material respects, and specify the location, of all motor vehicles, machinery, equipment, furniture, supplies, tools, and all other tangible personal property owned by, in the possession of, or used by Company in connection with its business. The tangible personal property reflected in those books and records constitutes all such tangible personal property necessary for the conduct by Company of its business as now conducted. No personal property used by Company in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is other than in the possession and under the control of Company except for Permitted Liens or as stated in Section 2.11 of Schedule 2. All such personal property, taken as a whole, is adequate and in a condition sufficient to permit Company to conduct its business in substantially the same manner as it is currently being conducted, subject to ordinary wear and tear and routine maintenance.

2.12  INTELLECTUAL PROPERTY

A schedule of all intellectual property, including without limitation, trade names, trademarks, service marks, copyrights, patents and trade secrets and their registrations as applicable, if any, owned by Company or in which it has any rights or licenses, together with a brief description of each, is provided in Section 2.12 of Schedule 2 (“Company Intellectual

Property”). Except as set forth in Schedule 2, Company is not a party to any license, agreement or arrangement, whether as licensor, licensee or otherwise, with respect to any intellectual property necessary for its business as now conducted by it (including without limitation those listed in Section 2.12 of Schedule 2). To the knowledge of Selling Parties, Company has the right and authority to use Company Intellectual Property as currently used by it, and such current use does not, and will not, conflict with, infringe on, or violate any intellectual property rights of others. Each trade secret’s documentation is current, accurate, and sufficient in detail and content to identify and explain it, and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others. To Selling Parties’ knowledge, Company’s customer list has been kept confidential and only used in connection with Company’s business.

2.13  TITLE TO ASSETS

Company has good and marketable title to all its assets and interest in assets, whether real, personal, mixed, tangible, or intangible, which constitute all the assets and interests in assets that are used in the business of Company. All these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (a) statutory liens for current taxes or assessments not yet due and payable; (b) mechanics’, carriers’, workers’, repairmen’s and other similar liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable; and (c) such other encumbrances which do not materially detract from or interfere with the present use of the property subject thereto (“Permitted Liens”).

2.14  CUSTOMERS AND SALES

Correct and current lists of Company’s twenty (20) largest customers having accounts with Company together with summaries of the sales made to each customer during the fiscal years ending January 27, 2008 and January 28, 2007 are included in Section 2.14 of Schedule 2. Except as indicated in Section 2.14 of Schedule 2, to the Selling Parties’ knowledge, no customer intends to cease doing business with Company or materially alter the amount of the business that such customer is presently doing with Company.

2.15  EMPLOYMENT AGREEMENTS

A list of all employment agreements, severance agreements, pension, bonus, profit-sharing, stock option, or other agreements providing for employee remuneration or benefits to which Company is a party or is bound is included in Section 2.15 of Schedule 2. Company is not a party to or bound by any collective bargaining agreement. All of the agreements described in this paragraph are in full force and effect, and neither Company, to the Selling Parties’ knowledge, nor any other party is in default under any of these agreements. There is no pending nor, to Selling Parties’ knowledge, threatened labor dispute, strike, slowdown, employee grievance process or work stoppage affecting Company’s business. There is no pending organizational activity or other labor dispute against Company, nor is any application or petition for an election of or for certification of a collective bargaining agent pending. Except as set forth on Section 2.15 of Schedule 2, Company does not provide or sponsor any retirement plan or retirement benefits for any of its current or past employees.

2.16  OTHER CONTRACTS

Except for the agreements listed in Section 2.16 of Schedule 2, copies of which have been furnished or made available to Buyer, Company is not a party to, nor is its property bound by, any representative or agency agreement, any output or requirements agreement, any indenture, mortgage, deed of trust, lease, or any agreement requiring the performance by Company of any obligation for a period of time extending beyond six months from the Closing Date or calling for consideration of more than $25,000. There is no default or event that with notice or lapse of time, or both, would constitute a default by Company or, to the Selling Parties’ knowledge, any other party to any of these agreements. Company has received no written notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. Except as set forth in Section 2.16 of Schedule 2, no consent or approval of any other party is required in connection with the assignment to and assumption by Buyer of the agreements listed in Section 2.16 of Schedule 2.

2.17  COMPLIANCE WITH LAWS

Company has complied in all respects with, and is not in violation of, applicable federal, state, and local statutes, laws, and regulations (including, without limitation, any applicable employment, immigration, building, zoning or other law, ordinance, or regulation) affecting or relating to its properties, employees, or the operation of its business. Except as set forth on Section 2.17 of Schedule 2, Company has all material licenses and permits required to operate its business, and no governmental or third party approval is required to assign and transfer such licenses and permits to Buyer pursuant to this Agreement.

2.18  LITIGATION

There is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation, pending or, to the knowledge of the Selling Parties, threatened, against or affecting Company or its businesses, assets, or financial condition, except as set forth in Section 2.18 of Schedule 2. Company is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Except as set forth in Section 2.18 of Schedule 2, Company is not presently engaged in any legal action to recover monies due to it or damages sustained by it.

2.19  AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION

Except as set forth on Section 2.19 of Schedule 2, the consummation of the transactions contemplated by this agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the certificate of formation or operating agreement of Company or any material lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Member or Company is a party or by which either of them or the property of either of them is bound; or (ii) the creation or imposition of any lien, charge or encumbrance on any of the properties of Company, other than Permitted Liens.

2.20  AUTHORITY AND CONSENTS

Selling Parties have the right, limited liability company power, legal capacity, and authority to enter into, and perform their respective obligations under this agreement. The execution and delivery of this agreement by the Selling Parties has been duly authorized by all necessary limited liability company action.

2.21  INTEREST IN CUSTOMERS, SUPPLIERS, AND COMPETITORS

Neither Member nor, to the Selling Parties’ knowledge, any officer or manager of Company or any spouse or child of any of them, has any direct or indirect ownership interest in any competitor, supplier, or customer of Company or in any person from whom or to whom Company leases or licenses any real or personal property, or in any other person with whom Company is doing business.

2.22  IDENTIFICATION AND COMPENSATION

A list of all officers and employees of Company stating the rates of compensation payable to them is included in Section 2.22 of Schedule 2.

2.23  COMPANY DOCUMENTS

Selling Parties have furnished to Buyer, for its examination, a copy of Company’s certificate of formation.

2.24  ACQUISITION OF SHARES FOR OWN ACCOUNT

The Parent Shares are being acquired for investment for Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Member does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Parent Shares.

2.25  DISCLOSURE OF INFORMATION

Selling Parties have had the opportunity to receive all of the information they consider necessary or appropriate for deciding whether to acquire the Parent Shares. Selling Parties have had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the issuance of the Parent Shares and the business, properties, prospects and financial condition of Buyer and Parent. The foregoing, however, does not limit or modify the representations and warranties of Buyer and Parent in Article 3 of this agreement or the right of Selling Parties to rely thereon.

2.26 INVESTMENT EXPERIENCE

Selling Parties can bear the economic risk of the ownership of the Parent Shares, and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the acquisition of the Parent Shares.

2.27 ACCREDITED INVESTOR

Member has more than $5,000,000 in total assets, and Member is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.

2.28 RESTRICTED SECURITIES

Selling Parties understand that the Parent Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations the Parent Shares may be resold without registration under the Securities Act of 1933 (the “Act”) only in certain limited circumstances. Selling Parties are familiar with SEC Rule 144, as presently in effect, and understand the resale limitations imposed thereby and by the Act.

2.29 FURTHER LIMITATIONS ON DISPOSITION

Without in any way limiting the representations set forth above, Selling Parties shall not make any disposition of all or any portion of the Parent Shares unless and until:

2.29(a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

2.29(b) (i) Selling Parties shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by Buyer, Selling Parties shall have furnished Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of such shares under the Act. Buyer will not require opinions of counsel for transactions made pursuant to Rule 144.

2.29(c) Notwithstanding subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by Company to Member, if Member agrees in writing to be subject to the terms of this agreement to the same extent as if it were acquiring the Parent Shares directly pursuant to this agreement.

2.30 LEGEND: The Stock Certificate may bear the following legend:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

2.31 NO ADVERTISEMENT

Selling Parties acknowledge that the issuance of the Parent Shares has not been accomplished by the publication of any advertisement.

2.32 FULL DISCLOSURE

None of the representations and warranties made by Member or Company in this Agreement contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

2.33 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 2, THE SELLING PARTIES MAKE NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE SELLING PARTIES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER AND PARENT HEREBY ACKNOWLEDGE AND AGREE THAT (A) EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE 2 (AS QUALIFIED BY THE DISCLOSURE SCHEDULE), BUYER IS ACQUIRING THE ASSETS AND BUSINESS OF THE COMPANY ON AN "AS IS, WHERE IS" BASIS,  AND (B) ANY CLAIMS BUYER OR PARENT MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY MUST BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 2 (AS QUALIFIED BY THE DISCLOSURE SCHEDULE).

ARTICLE 3
BUYER’S AND PARENT’S REPRESENTATIONS AND WARRANTIES

Buyer and Parent, jointly and severally, represent and warrant that:

3.1  ORGANIZATION, STANDING AND QUALIFICATION OF BUYER AND PARENT

Buyer and Parent are each corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware and have all necessary powers to own their properties and to operate their businesses as now owned and operated by them. Buyer is duly qualified to transact business and is in good standing in Washington and in each other jurisdiction in which the nature of Buyer’s business or of its properties makes such qualification necessary.

3.2 BUYER AND BUYER’S NET WORTH

Parent is the sole stockholder of Buyer. Buyer has a tangible net worth (exclusive of goodwill) greater than $6,000,000.

3.3 SEC FILINGS; FINANCIAL STATEMENTS

3.3(a) Parent has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) from February 13, 2007 through the date of this agreement (collectively, the “Parent SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing before the date of this agreement, then on the date of such filing), (i) the Parent SEC Reports complied in all material respects with the requirements of the Act or the Securities Exchange Act of 1934, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted or state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.3(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a material adverse effect).

3.3(c) Since the date of the most recent filing of Form 8-K with the SEC by Parent, there has not occurred any event that (singly or together with other such events) would reasonably be expected to have a material adverse effect on the Buyer or Parent.

3.4 TAX RETURNS AND AUDITS

Within the times and in the manner prescribed by law, Buyer and Parent each have filed all federal, state, and local tax returns required by law and have paid all taxes, assessments, and penalties due and payable, including without limitation all sales taxes. There are no present disputes as to taxes of any nature payable by Buyer or Parent.

3.5 COMPLIANCE WITH LAWS

Buyer and Parent each have complied with and are not in violation of applicable federal, state, or local statutes, laws, and regulations (including, without limitation, any applicable employment, immigration, building, zoning, or other law, ordinance, or regulation) affecting or relating to their properties, employees, or the operation of its business.

3.6 LITIGATION

There is no material suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation, pending or threatened, to the best knowledge of Buyer or Parent, against or affecting Buyer or Parent or either of their businesses, assets, or financial condition. Neither Buyer nor Parent is in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Buyer is not presently engaged in any legal action to recover monies due to it or damages sustained by it.

3.7 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION

The consummation of the transactions contemplated by this agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the certificate of incorporation or bylaws of Buyer or Parent or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Buyer or Parent is a party or by either of them or their property is bound; or (ii) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Buyer or Parent.

3.8 AUTHORITY AND CONSENTS

Buyer and Parent each have the right, power, legal capacity, and authority to enter into, and perform their obligations under, this agreement, and no approvals or consents of any persons are necessary in connection with it. The execution and delivery of this agreement by Buyer and Parent and the performance by them of their respective obligations under this agreement have been duly authorized by all necessary corporate action of Buyer and Parent.

3.9 FULL DISCLOSURE

None of the representations and warranties made by Buyer and/or Parent in this Agreement contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

ARTICLE 4
OBLIGATIONS OF THE PARTIES AFTER CLOSING

4.1 INDEMNIFICATION

4.1(a) Selling Parties shall, jointly and severally, indemnify, defend, and hold Buyer harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages (including actual compensatory damages for the diminished value of the business acquired pursuant to this Agreement), recoveries, and deficiencies, including without limitation, interest, penalties, and reasonable attorneys’ fees but excluding any consequential, punitive, special, incidental, indirect or exemplary damages (collectively, “Damages”), incurred or suffered by Buyer that arise from, result from, or relate to any (i) breach of, or failure by Selling Parties to perform, any of their representations, warranties, covenants, or agreements in this agreement or (ii) any contract, debt, liability, or obligation of Company (other than performance of obligations under the Assumed Contracts as described on Schedule 1.3).

4.1(b) Buyer and Parent shall, jointly and severally, indemnify, defend, and hold Selling Parties harmless against and in respect of any and all Damages incurred or suffered by any Selling Party that arise from, result from, or relate to (i) any breach of, or failure by Buyer or Parent to perform, any of their representations, warranties, covenants, or agreements in this agreement, (ii) any matter in any way related to or arising out of the ownership and/or use of the Acquired Assets or satisfaction and performance of the Assumed Contracts after the Closing Date, or (iii) failure to have as of the Closing the lessor’s consent to assignment and assumption of the lease for the location at 1100 Wilson Boulevard, Arlington, Virginia.

4.1(c) A party that desires to assert a claim for indemnity (an “Indemnified Party”) shall provide prompt written notice to each party from whom it seeks indemnification (an “Indemnifying Party”) of the existence of any claim, demand, suit, proceeding or other matter (an “Action”) which the Indemnified Party believes may give rise to a claim for indemnification under this Section 4.1. Thereafter, the Indemnified Party shall furnish to the Indemnifying Party, in reasonable detail, such information as it may have with respect to such Action or other event, including copies of any summons, complaint or other pleading which may have been served upon any Indemnified Party or any written Action, invoice, billing or other document evidencing or asserting the same. Provided the Indemnifying Party, within ten (10) business days after receipt of such written notice from the Indemnified Party, shall acknowledge in writing to the Indemnified Party assumption of full responsibility for defense and indemnification with respect to such Action (subject to the terms of this Agreement), the Indemnifying Party shall have the right to assume defense of such Action through counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s expense, and to contest such Action, and the Indemnifying Party shall not be liable to the Indemnified Party for legal fees or other expenses subsequently incurred by the Indemnified Party in defense of such Action. Upon such assumption of defense by the Indemnifying Party, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the Indemnifying Party’s conduct of such defense to the extent reasonably requested by the Indemnifying Party and the Indemnified Party shall not settle or compromise the same. Without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party shall not be entitled to settle any Action, the defense of which has been assumed by the Indemnifying Party, if such settlement (i) could reasonably be expected to have a material adverse effect or impose any material condition or limitation on the business, operations or condition (financial or otherwise) on the business of the Indemnified Party, or (ii) involves a criminal matter. Notwithstanding the foregoing, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle any Action if the Indemnifying Party is a Person against whom the claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate. If the Indemnified Party assumes the defense of any Action as provided above: (i) the Indemnified Party will diligently defend the Action, with counsel reasonably satisfactory to the Indemnifying Party and shall not settle such Action without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld; (ii) the Indemnifying Party may participate in the defense of the Action, at the Indemnifying Party’s own cost and expense; and (iii) the Indemnified Party and the Indemnifying Party will keep each other fully informed of the status of the Action, will cooperate with each other with respect to the defense of the Action, and will attempt to preserve in full any attorney-client privilege and work-product privileges.

4.1(d) Notwithstanding any other provisions of this agreement, the following limitations to the parties’ indemnification obligations shall apply:

(i) Selling Parties shall be obligated to indemnify Buyer only when the aggregate of all Damages suffered or incurred by Buyer as to which a right of indemnification is provided under this Section 4.1 exceeds Twenty-Five Thousand Dollars ($25,000) (the “Basket Amount”). After the aggregate of all Damages suffered or incurred by Buyer exceeds the Basket Amount, Selling Parties shall be obligated to indemnify Buyer for all such Damages exceeding the Basket Amount. In no event shall the aggregate liability of Selling Parties under this Section 4.1 exceed Four Hundred Fifty Thousand Dollars ($450,000) (the “Cap Amount”). Notwithstanding the above, the Basket Amount shall not apply to limit any Damages that result from or arise out of (A) a breach of any of the representations and warranties contained in Sections 2.1, 2.2, 2.6, 2.9, or 2.20, or (B) Selling Parties’ failure to fully pay or satisfy a debt, liability or obligation of Company, other than an Assumed Contract.

(ii) Buyer and Parent shall be obligated to indemnify Selling Parties only when the aggregate of all Damages suffered or incurred by Selling Parties as to which a right of indemnification is provided under this Section 4.1 exceeds the Basket Amount. After the aggregate of all Damages suffered or incurred by Selling Parties exceeds the Basket Amount, Buyer and Parent shall be obligated to indemnify Selling Parties for all such Damages exceeding the Basket Amount. In no event shall the aggregate liability of Buyer and Parent under this Section 4.1 exceed the Cap Amount. Notwithstanding the above, the Basket Amount shall not apply to limit any Damages that result from or arise out of (A) a breach of any of the representations and warranties contained in Sections 3.1, 3.2, 3.4, 3.5, or 3.8, or (B) Buyer’s failure to satisfy its obligations under any Assumed Contract. The Basket Amount and the Cap Amount shall not apply to limit any Damages that result from or arise out of the circumstances described in clause 4.1(b)(iii).

(iii) Damages shall be calculated net of any insurance recovery actually received prior to indemnification hereunder by the Indemnified Party seeking indemnification for the Damages. In the event, subsequent to payment of an indemnification claim hereunder, the Indemnified Party actually realizes or receives any insurance recovery applicable to the matter for which an indemnification payment was made, the Indemnified Party shall immediately reimburse and refund to the Indemnifying Party the amount of the applicable prior indemnification payment.

(iv) No claim (whether such claim sounds in tort, contract, statute or otherwise) may be made after the date of this Agreement by any party against another party based on any claimed breach of any representation or warranty, covenant or agreement contained in, or otherwise based upon, relating to or arising out of, this Agreement or the transactions contemplated hereby (or any of the agreements to be executed and delivered by any party hereto), except to the extent and in the manner provided in this Section 4.1, which shall constitute the sole and exclusive remedy of all the parties hereto and all persons who may claim any rights through such parties for any such claim. In addition, no claim may be made by any party against another party based on any alleged breach or inaccuracy of a representation or warranty of the other party unless such claim is asserted within the survival period applicable to such representation and warranty as set forth in Section 4.2, and in the manner provided in this Section 4.1.

4.2  SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS

All representations, warranties, covenants, and agreements of the parties contained in this agreement shall survive the Closing as follows: (a) the representations and warranties in Sections 2.20 (Authority and Consents) and 3.8 (Authority and Consents) shall survive indefinitely; (b) the representations and warranties in Sections 2.2 (Ownership of Company), 2.6 (Tax Returns and Audits), 2.8 (Environmental), 3.1 (Organization, etc.), and 3.4 (Tax Returns and Audits) shall survive the Closing until the expiration of the applicable statute of limitations; (c) all other representations and warranties shall survive until twelve (12) months after the Closing Date; (d) the obligations in Section 4.3 (Confidential Information) shall survive until thirty-six (36) months after the Closing Date; (e) the indemnification obligation described in clause 4.1(b)(iii) shall survive until twenty-four (24) months after the Closing; and (f) all other covenants and agreements of the parties shall survive indefinitely. Notwithstanding the foregoing, a claim made under this Agreement shall survive until resolution if it is made before expiration of the applicable survival period.

4.3  CONFIDENTIAL INFORMATION

The Selling Parties shall not divulge, communicate, use to the detriment of Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secret of Company, including without limitation personnel information, know-how, customer lists or other technical data other than information or a trade secret constituting an Excluded Asset (“Confidential Information”). Any information or data Selling Parties have acquired on any of these matters or items was received in confidence and as fiduciaries of Company. This Section 4.3 does not apply to that part of the Confidential Information that the Selling Parties can demonstrate (a) was, is or becomes generally available to the public other than as a result of a breach of this Section 4.3; or (b) was, is or becomes available to a third party on a nonconfidential basis from a party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.

4.4  COMPANY NOT TO USE NAMES

Immediately after the Closing, Selling Parties shall not use or employ in any manner directly or indirectly the trade names “High Noon”, “High Noon Fresh & Ready,” “High Noon Always,” or any other names containing the same or similar terms alone or in combination with any other words.

4.5  SECURITIES MATTERS

Parent agrees to use best efforts to satisfy the current public information requirements of Rule 144(c)(1) under the Act for so long as such requirements apply to a sale by the Selling Parties of the Parent Shares. Parent further agrees to reasonably cooperate with the Selling Parties in removing legends from the Stock Certificate representing the Parent Shares in connection with a sale under Rule 144 under the Act, including the provision of a legal opinion to the transfer agent in such form as the transfer agent may require (to the extent that legal counsel to Parent can reasonably provide such a legal opinion).

ARTICLE 5
THE CLOSING

5.1  TIME AND PLACE

The transfer of the Acquired Assets by Company to Buyer (the “Closing”) shall occur on the date of this agreement, and shall be effective as of 11:59 p.m. on that date. The Closing shall occur at the offices of Organic To Go, Inc., 3317 3rd Avenue S, Suite A, Seattle, Washington, unless the parties otherwise agree in writing. That date, or if the Closing is advanced or postponed under this paragraph, then the date to which it is advanced or postponed, is called the “Closing Date”.

5.2  SELLING PARTIES' OBLIGATIONS AT CLOSING

At the Closing, Selling Parties shall deliver or cause to be delivered to Buyer.

5.2(a) A Bill of Sale with respect to the Acquired Assets.

5.2(b) An Assignment and Assumption of Lease signed by Company with respect to 1311 F Street, N.W., Washington, D.C. 20004.

5.2(c) An Assignment and Assumption of Lease signed by Company with respect to 1200 19th Street, N.W., Washington, D.C. 20036.

5.2(d) An Assignment and Assumption of Lease signed by Company with respect to 927 15th Street, N.W., Washington, D.C. 20005, and an Amendment to Lease for that location in a form satisfactory to Buyer and signed by Company and the landlord.

5.2(e) An Assignment and Assumption of and First Amendment to Retail Lease signed by Company, with respect to 1100 Wilson Blvd., Arlington, VA 22209.

5.2(f) A License Agreement with respect to (i) recipes used by Company and (ii) the Caterease software, in a form acceptable to Selling Parties and Buyer and signed by Company (the “License Agreement”).

5.2(g) An Assignment of Names and Marks with respect to the trademarks and trade names listed in Section 2.12 of Schedule 2.

5.2(h) An Assignment and Assumption for the Corporate Food Services Agreement described in Section 2.16 of Schedule 2 (the “Corporate Food Services Assignment”).

5.2(i) Instruments of assignment and transfer of all other Acquired Assets (if any).

Simultaneously with the consummation of the transfer, Company, through its officers, agents, and employees, will put Buyer into full possession and enjoyment of all properties and assets to be conveyed and transferred by this agreement.

Selling Parties, at any time after the Closing Date, shall execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer reasonably requested by Buyer, and will take any other action consistent with the terms of this agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property to be conveyed and transferred by this agreement. If requested by Buyer, Company shall prosecute or otherwise enforce in its own name for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this agreement and that require prosecution or enforcement in Company's name. Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this agreement by the Selling Parties, or any of them.

Buyer, at any time after the Closing Date, shall execute, acknowledge, and deliver any further assurances, documents, and instruments reasonably requested by Selling Parties, and will take any other action consistent with the terms of this agreement that may reasonably be requested by Selling Parties, for the purpose of confirming to Company, or reducing to Company’s possession, any or all of the Excluded Assets.

5.3  BUYER'S OBLIGATIONS AT CLOSING

At the Closing, Buyer shall deliver the following instruments and documents:

5.3(a) Wire transfer to an account designated in writing by Company of immediately available funds in the aggregate amount of $3,500,000 plus the sum of: (a) the Purchase Price Credits, (b) the Closing Inventory Payment, and (c) the Supply Cost.

5.3(b) An Assignment and Assumption of Lease signed by Buyer with respect to 1311 F Street, N.W., Washington, D.C. 20004.

5.3(c) An Assignment and Assumption of Lease signed by Buyer with respect to 1200 19th Street, N.W., Washington, D.C. 20036.

5.3(d) An Assignment and Assumption of Lease signed by Buyer with respect to 927 15th Street, N.W., Washington, D.C. 20005.

5.3(e) An Assignment and Assumption of and First Amendment to Retail Lease signed by Buyer, with respect to 1100 Wilson Blvd., Arlington, VA 22209.

5.3(f) The License Agreement, signed by Buyer.

5.3(g) The Corporate Food Services Assignment, signed by Buyer.

5.3(h) A certificate signed by an officer of Buyer confirming that Buyer is not aware of any breach of a representation of warranty by any Selling Party.

The Stock Certificate for the Parent Shares shall be delivered within five (5) days after the Closing.

5.4  EMPLOYMENT

5.4(a) Buyer is not obligated to hire any Company employee, but intends to initially employ all Company employees. Buyer’s expressed intention to extend offers of employment shall not obligate Buyer to establish any employment relationship after the Closing, nor shall it govern the terms and conditions of any employment relationship which is established after the Closing. Any employment offered by Buyer shall be “at will,” terminable by Buyer or the employee at any time for any reason.

5.4(b)  Effective immediately before the Closing, Company has terminated the employment of all of its employees. For a period of two (2) years following the Closing Date, neither Company nor Member shall solicit the employment or continued employment of any person employed by Company immediately before the Closing, provided that this sentence does not prohibit (A) soliciting employment by placement of general advertisements or postings for employees in newspapers or other means of general circulation, or (B) soliciting employment of persons who are not employed by Buyer within five (5) days after the Closing Date or who are employed by Buyer after the Closing Date but whose employment relationship with Buyer is subsequently terminated for any reason. Company shall be responsible for (i) the payment of all wages and other remuneration due to Company’s employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned before the Closing Date, (ii) any termination or severance payments pursuant to Company policy or applicable law, and the provision of health plan continuation coverage in accordance with the requirements of COBRA, and (iii) all claims made or incurred by Company employees and their beneficiaries under the plans listed in Section 2.15 of Schedule 2. All Company employees who are participants in Company’s retirement plans shall retain their accrued, vested benefits under those plans, and Company shall retain sole liability for the payment of such benefits in accordance with the terms of those plans.

ARTICLE 6
MISCELLANEOUS

6.1  PUBLICITY

All notices to third parties and all other publicity concerning the transactions contemplated by this agreement shall be jointly planned and coordinated by and between Buyer and Selling Parties, except as required by applicable law. None of the parties shall act unilaterally in this regard without the prior written approval of the others; this approval shall not be unreasonably withheld.

6.2  EXPENSES

Except as specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this agreement and in closing and carrying out the transactions contemplated by this agreement, including without limitation any fees of counsel, brokers or finders for such party.

6.3  INTERPRETATION AND EFFECT OF HEADINGS

This agreement shall be construed as if drafted jointly by all the parties. The subject headings of the paragraphs and subparagraphs of this agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

6.4  ENTIRE AGREEMENT; MODIFICATION; WAIVER

This agreement (along with the Disclosure Schedules, exhibits and other documents delivered pursuant to this Agreement) constitutes the entire agreement among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to such subject matter. No supplement, modification, or amendment of this agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

6.5  COUNTERPARTS

This agreement may be executed in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by U.S. mail, overnight courier, facsimile, or email is as effective as executing and delivering this agreement in the presence of the other parties to this agreement.

6.6  PARTIES IN INTEREST

Nothing in this agreement, whether express or implied, is intended to confer any rights or remedies under or by any reason of this agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this agreement.

6.7  ASSIGNMENT

This agreement shall be binding on, and shall inure to the benefit of, the parties to it and their successors and permitted assigns, but shall not be assignable by any party without the prior written consent of the other parties.

6.8  ARBITRATION

Any dispute, claim or controversy arising out of or relating to this agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Washington, D.C. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the arbitration award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

6.9  RECOVERY OF LITIGATION COSTS

If any legal action, arbitration or other proceeding is brought for the enforcement of this agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

6.10  NOTICES

All notices, requests, demands, and other communications under this agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or if mailed to the party to whom notice is to be given, five (5) days after being sent by first class mail, registered or certified, postage prepaid, or if sent by overnight courier service, one (1) business day after being sent, in each case properly addressed as follows:

To Selling Parties at:	Ms. Barbara Parasco Chief Executive Officer Balducci’s 10411 Motor City Drive Bethesda, MD 20817

with a copies to:	Mr. Theodore Young Managing Director - Merchant Banking Bear Stearns & Co. Inc. 383 Madison Avenue - 40th Floor New York, NY 10179

Paul M. Mahoney, Jr., Esq. Edwards Angell Palmer & Dodge LLP 2800 Financial Plaza Providence, RI 02903

To Buyer at:	Mr. Jason Brown Chief Executive Officer Organic To Go, Inc. 3317 3rd Ave. S, Suite A Seattle, WA 98134

with a copy to:	Edward J. Willig, Esq. Carr, McClellan, Ingersoll, Thompson & Horn, Professional Law Corporation 216 Park Road Burlingame, CA 94010

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

6.11  GOVERNING LAW

This agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

6.12  SEVERABILITY

If any provision of this agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this agreement be construed to remain fully valid, enforceable, and binding on the parties.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

[Signature page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties to this agreement have duly executed it as of the day and year first above written.

ORGANIC TO GO, INC.
a Delaware corporation

By: __________________________________
Name: _______________________________
Title: ________________________________

ORGANIC TO GO FOOD CORPORATION
a Delaware corporation

By: __________________________________
Name: _______________________________
Title: ________________________________

HIGH NOON HOLDINGS, LLC
a Delaware limited liability company

By: ___________________________________
Name: _________________________________
Title: __________________________________

BALDUCCI’S, LLC
a Delaware limited liability company

By: ___________________________________
Name: _________________________________
Title: __________________________________

LIST OF SCHEDULES

Schedule	Description
1 1.2	Assets of Company Purchase Price Credits
1.3	Assumed Liabilities
1.4	Prorations of Certain Invoices
2	Disclosure Schedule
2.5	Absence of Specified Changes
2.6	Tax Returns and Audits
2.7 2.9 2.10	Leased Real Property Environmental Inventory
2.11	Other Tangible Personal Property
2.12 2.14	Intellectual Property Top 20 Customers
2.15 2.16 2.17	Employment Agreements Other Contracts Compliance with Laws
2.18 2.19 2.22	Litigation No Breach or Violation Officers and Employees

ARTICLE 1 PURCHASE AND SALE OF ASSETS		1
1.1	SALE AND TRANSFER OF ASSETS	1
1.2	CONSIDERATION FROM BUYER AT CLOSING	1
1.3	ASSUMPTION OF LIABILITIES	2
1.4	INVENTORY ADJUSTMENT, PRORATIONS AND DEPOSITS	2
1.5	ALLOCATION OF PURCHASE PRICE	3
1.6	TAXES	3
ARTICLE 2 SELLING PARTIES’ REPRESENTATIONS AND WARRANTIES		3
2.1	ORGANIZATION, STANDING AND QUALIFICATION OF COMPANY	3
2.2	OWNERSHIP OF COMPANY	3
2.3	SUBSIDIARIES	4
2.4	FINANCIAL STATEMENTS	4
2.5	ABSENCE OF SPECIFIED CHANGES	4
2.6	TAX RETURNS AND AUDITS	5
2.7	REAL PROPERTY	5
2.8	HAZARDOUS MATERIALS.	5
2.9	ENVIRONMENTAL	6
2.10	INVENTORY	6
2.11	OTHER TANGIBLE PERSONAL PROPERTY	6
2.12	INTELLECTUAL PROPERTY	6
2.13	TITLE TO ASSETS	7
2.14	CUSTOMERS AND SALES	7
2.15	EMPLOYMENT AGREEMENTS	7
2.16	OTHER CONTRACTS	8
2.17	COMPLIANCE WITH LAWS	8
2.18	LITIGATION	8
2.19	AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION	8
2.20	AUTHORITY AND CONSENTS	9

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2.21	INTEREST IN CUSTOMERS, SUPPLIERS, AND COMPETITORS	9
2.22	IDENTIFICATION AND COMPENSATION	9
2.23	COMPANY DOCUMENTS	9
2.24	ACQUISITION OF SHARES FOR OWN ACCOUNT	9
2.25	DISCLOSURE OF INFORMATION	9
2.26	INVESTMENT EXPERIENCE	9
2.27	ACCREDITED INVESTOR	10
2.28	RESTRICTED SECURITIES	10
2.29	FURTHER LIMITATIONS ON DISPOSITION	10
2.30	LEGEND: The Stock Certificate may bear the following legend:	10
2.31	NO ADVERTISEMENT	11
2.32	FULL DISCLOSURE	11
2.33	DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES	11
ARTICLE 3 BUYER’S AND PARENT’S REPRESENTATIONS AND WARRANTIES		11
3.1	ORGANIZATION, STANDING AND QUALIFICATION OF BUYER AND PARENT	11
3.2	BUYER AND BUYER’S NET WORTH	11
3.3	SEC FILINGS; FINANCIAL STATEMENTS	12
3.4	TAX RETURNS AND AUDITS	12
3.5	COMPLIANCE WITH LAWS	12
3.6	LITIGATION	12
3.7	AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION	13
3.8	AUTHORITY AND CONSENTS	13
3.9	FULL DISCLOSURE	13
ARTICLE 4 OBLIGATIONS OF THE PARTIES AFTER CLOSING		13
4.1	INDEMNIFICATION	13
4.2	SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS	16
4.3	CONFIDENTIAL INFORMATION	16
4.4	COMPANY NOT TO USE NAMES	16
4.5	SECURITIES MATTERS	16
ARTICLE 5 THE CLOSING		17
5.1	TIME AND PLACE	17
5.2	SELLING PARTIES' OBLIGATIONS AT CLOSING	17

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5.3	BUYER'S OBLIGATIONS AT CLOSING	18
5.4	EMPLOYMENT	19
ARTICLE 6 MISCELLANEOUS		19
6.1	PUBLICITY	19
6.2	EXPENSES	19
6.3	INTERPRETATION AND EFFECT OF HEADINGS	20
6.4	ENTIRE AGREEMENT; MODIFICATION; WAIVER	20
6.5	COUNTERPARTS	20
6.6	PARTIES IN INTEREST	20
6.7	ASSIGNMENT	20
6.8	ARBITRATION	20
6.9	RECOVERY OF LITIGATION COSTS	21
6.10	NOTICES	21
6.11	GOVERNING LAW	22
6.12	SEVERABILITY	22

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